OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Prime Group Realty Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Stephen J. Nardi

Chairman of the Board
April 28, 2004

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Prime Group Realty Trust (the “Company”) to be held on Friday, June 4, 2004, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the meeting is to consider and vote upon proposals (i) to elect two trustees who have been nominated for reelection, (ii) to ratify the appointment of the Company’s independent auditors for 2004 and (iii) to transact such other business as may properly come before the meeting. Additional information with respect to these matters is set forth in the enclosed proxy statement.

      Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Therefore, after you read the enclosed proxy statement, I urge you to mark, date, sign and return the enclosed proxy card to ensure that your vote on the important business matters to be considered at the meeting will be recorded.

      The board of trustees appreciates your investment and your interest in the Company, and looks forward to seeing you at the meeting.

Stephen J. Nardi,
Chairman of the Board

PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS
PRINCIPAL SECURITY HOLDERS OF THE COMPANY
ELECTION OF TRUSTEES
COMPENSATION OF EXECUTIVES
INDIVIDUAL GRANTS
AUDIT AND NON-AUDIT FEES
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF COMPENSATION COMMITTEE
PERFORMANCE GRAPH
OTHER INFORMATION
APPENDIX A
APPENDIX B

PRIME GROUP REALTY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Friday, June 4, 2004

To our Shareholders:

      Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust (the “Company”) will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Friday, June 4, 2004, at 10:00 a.m., local time, to consider and take action on the following matters:

1. To elect two Class I trustees for a term of three years;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

3. To transact such other business as may properly come before the meeting and at any postponement(s) or adjournment(s) thereof.

Shareholders of record at the close of business on Tuesday, April 20, 2004 shall be entitled to notice of, and to vote at, the meeting.

By order of the board of trustees,

James F. Hoffman, Secretary

April 28, 2004

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY CARD, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

PRIME GROUP REALTY TRUST

77 West Wacker Drive
Suite 3900
Chicago, Illinois 60601

PROXY STATEMENT
FOR THE
2004 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Friday, June 4, 2004

      The enclosed proxy is solicited by and on behalf of the board of trustees of Prime Group Realty Trust (the “Company”) for use at the Annual Meeting of Shareholders to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on Friday, June 4, 2004, at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on April 20, 2004 shall be entitled to vote. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about April 29, 2004. In addition, the Company’s Annual Report to Shareholders for 2003 is being mailed together with this proxy statement to each shareholder of record.

      Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

      The cost of solicitation of proxies will be paid for by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in connection with such solicitation activities. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

      Only holders of record of the Company’s common shares of beneficial interest, par value $0.01 per share, on April 20, 2004 (the “record date”) will be entitled to vote at the meeting. As of the record date, the Company had 23,681,371 common shares outstanding. Each holder of common shares is entitled to one vote for each common share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

      Assuming the presence of a quorum, (i) election of the trustee nominees will require the affirmative vote of a plurality of all the votes cast by holders of common shares at the meeting and (ii) ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2004 will require the affirmative vote of a majority of all the votes cast for or against such proposal, with abstentions not being counted as a vote cast. Broker non-votes will not be counted as a vote cast at the meeting other than for purposes of determining the presence or absence of a quorum. Holders of the common shares are not entitled to dissenting shareholders’ appraisal rights under Maryland law.

PRINCIPAL SECURITY HOLDERS OF THE COMPANY

      The following tables present certain information regarding the beneficial ownership of the Company’s common shares and of common units of limited partner interest in Prime Group Realty L.P., the Company’s operating partnership, for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the trustees of the Company and (d) the trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the tables, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of common shares listed below represents, as applicable, (i) the number of common shares the person or entity holds, (ii) the number of common shares for which common units held by such person or entity are exchangeable (assuming, as discussed below, the Company elects to issue common shares rather than pay cash upon such exchange) and (iii) the number of common shares the person has the right to acquire upon exercise of certain options to purchase common shares. The extent to which a person or entity holds common shares as opposed to common units or options is set forth in the footnotes. The agreement of limited partnership of the Company’s operating partnership (the “partnership agreement”) provides that each common unit may be exchanged, subject to certain limitations, for a common share or, at the option of the Company, cash equal to the fair market value of a common share at the time of exchange.

      The following table presents information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company’s common shares as of April 26, 2004.

	Number of
	Common Shares/
	Common Units	Percent of
	Beneficially	All Common
Name and Address of Beneficial Owner	Owned (1)	Shares (2)

Vornado Realty Trust (3)	3,972,447	16.8
Vornado Realty L.P. (3)	3,972,447	16.8
Vornado PS, L.L.C. (3)	3,972,447	16.8
Cadim inc (4)	3,972,446	16.8
Cadim Acquisition, LLC (4)	3,972,446	16.8
Donald Smith & Co. Inc. (5)	2,178,600	9.2
Stephen J. Nardi (6)	2,171,599	8.4
Kensington Investment Group, Inc. (7)	1,890,800	8.0
The Nardi Group, L.L.C. (6)	1,815,187	7.1
Berno, Gambal & Barbee, Inc. (8)	1,540,100	6.5
Scott L. Barbee (8)	1,540,100	6.5
William S. Berno (8)	1,540,100	6.5
Paul Gambal (8)	1,540,100	6.5
First Manhattan Co. (9)	1,246,714	5.3

(1)	The ownership of common shares presented in this table is based upon filings with the United States Securities and Exchange Commission (the “SEC”) and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions set forth in the Company’s declaration of trust. The ownership of common units presented in this table, which by their terms are exchangeable for common shares on a one-for-one basis (subject to the Company’s option to pay cash), is derived from the transfer records maintained by the operating partnership based on information provided by the limited partners of the operating partnership and is included in this presentation to illustrate the beneficial ownership of common shares that would result from an exchange of such common units for common shares. Information presented includes common shares issuable upon exercise of options granted to the Company’s executive officers and trustees under the Company’s share incentive plan which have vested or will vest within 60 days of April 26, 2004 and grants of restricted common shares under the share incentive plan which have vested or will vest within 60 days of April 26, 2004.

(2)	Information presented assumes the exchange or exercise, as applicable, of common units owned by such beneficial owner solely for common shares. Information presented also includes, as applicable, common shares issuable upon exercise of options granted under the share incentive plan to such beneficial owner that have vested or will vest within 60 days of April 26, 2004 as well as grants of restricted common shares under the share incentive plan which have vested or will vest within 60 days of April 26, 2004. It is the Company’s policy to issue all restricted common shares promptly after their grant, regardless of vesting dates and, as a result, the number of common shares outstanding as of April 26, 2004 (23,681,371) includes all grants of restricted common shares under the share incentive plan, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted common shares, not only those grants which vest or will vest within 60 days of April 26, 2004. To protect the Company’s status as a real estate investment trust (“REIT”), no holder of common units may exchange such common units for common shares to the extent that such exchange would result in such holder owning or being deemed to own, directly or constructively, more than 9.9% of the equity shares of the Company (the “ownership limit”), unless such holder has been granted an exemption or a limited exception to the ownership limit in accordance with the Company’s declaration of trust.

(3)	Information presented is based on a Schedule 13D filed with the SEC on November 2, 2001 by Vornado Realty Trust (“Vornado”), Vornado Realty L.P. (“Vornado LP”) and Vornado PS, L.L.C. (“Vornado PS” and, together with Vornado and Vornado LP, the “Vornado Parties”), as amended on November 20, 2001, December 19, 2001, December 21, 2001, December 27, 2001, January 15, 2002, January 30, 2002, February 7, 2002, February 20, 2002, March 28, 2002, April 17, 2002, April 19, 2002, May 1, 2002, May 14, 2002, July 3, 2002, December 23, 2002, May 23, 2003, June 11, 2003, June 13, 2003, July 5, 2003 and February 10, 2004 (as so amended, the “Vornado Schedule 13D”). The Vornado Schedule 13D indicates that each of the Vornado Parties beneficially owns and has shared dispositive power over the same 3,972,447 common shares and that each of the Vornado Parties has shared voting power over the same 3,972,447 common shares. The Company has granted each of the Vornado parties a limited exception to the ownership limit discussed in footnote 2 above. The address of each of the Vornado Parties is 888 Seventh Avenue, New York, New York 10019.

(4)	Information presented is based on (i) a Schedule 13D filed with the SEC on November 27, 2001 by Cadim inc (“Cadim”) and Cadim Acquisition, LLC (“Cadim Acquisition”), as amended December 20, 2001, May 3, 2002, July 5, 2002, June 13, 2003 and July 5, 2003, and (ii) a Form 4 filed with the SEC on May 10, 2002 by Cadim and Cadim Acquisition (as so amended, the “Cadim Filings”). The Cadim Filings state that Cadim and Cadim Acquisition both beneficially own and have shared voting and dispositive power over the same 3,972,446 common shares. The Company has granted each of Cadim and Cadim Acquisition a limited exception to the ownership limitation discussed in footnote 2 above. The address of each of Cadim and Cadim Acquisition is 800 Square Victoria, Suite 4400, P.O. Box 118, Montreal, Quebec H4Z 1B7.

(5)	Information presented is based on a Schedule 13G filed with the SEC on January 23, 2004 by Donald Smith & Co., Inc. (the “Donald Smith Schedule 13G”). The Donald Smith Schedule 13G indicated that Donald Smith & Co., Inc. beneficially owns 2,178,600 common shares and Donald Smith & Co., Inc. has sole dispositive power with respect to all 2,178,600 common shares and sole voting power with respect to 2,038,600 common shares. The Donald Smith Schedule 13G also indicates that all common shares reported as beneficially owned are owned by Donald

Smith & Co., Inc. advisory clients, no one of which, to the knowledge of Donald Smith & Co., Inc. owns more than five percent (5%) of the Company’s common shares. The address of Donald Smith & Co., Inc. is East 80, Route 4, Suite 360, Paramus, New Jersey 07652.

(6)	Information presented includes (i) 19,884 common shares held by Mr. Nardi, (ii) 200,069 common shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the share incentive plan, (iii) 1,815,187 common units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 common units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). Mr. Nardi’s address is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(7)	Information presented is based on a Schedule 13G filed with the SEC on February 6, 2003 by Kensington Investment Group, Inc. (“Kensington”) and another Schedule 13G filed by Kensington on March 12, 2003, as amended on March 13, 2003 and January 21, 2004 (collectively, the “Kensington Schedule 13G”). The Kensington Schedule 13G indicates that Kensington beneficially owns and has sole voting and dispositive power over 1,890,800 common shares. The address of Kensington is 4 Orinda Way, Suite 200C, Orinda, California 94563. Kensington has advised the Company that Kensington is a registered investment advisor to three investment limited partnerships and one mutual fund that are the entities that hold the common shares reported on the Kensington Schedule 13G.

(8)	Information presented is based on a Schedule 13G filed with the SEC on February 13, 2004 by Berno, Gambal & Barbee, Inc. (“BGB”), William S. Berno, Paul Gambal and Scott L. Barbee (collectively, the “BGB Parties”) (the “BGB Schedule 13G”). The BGB Schedule 13G indicates that the BGB Parties beneficially own 1,540,100 common shares. The BGB Schedule 13G also indicates that BGB has sole voting power and Messrs. Berno, Gambal and Barbee have shared voting power with respect to 1,302,600 common shares and that BGB has sole dispositive power and each of Messrs. Berno, Gambal and Barbee have shared dispositive power with respect to 1,540,100 common shares. The address of each of the BGB Parties is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201.

(9)	Information presented is based on a Schedule 13G filed with the SEC on February 10, 2000 by First Manhattan Co. (“First Manhattan”), as amended on February 8, 2001, February 15, 2002, February 14, 2003 and February 12, 2004 (as so amended, the “First Manhattan Schedule 13G”). The First Manhattan Schedule 13G indicates that First Manhattan beneficially owns 1,246,714 common shares, has sole voting and sole dispositive power over 26,000 common shares, shared voting power over 1,193,747 common shares and shared dispositive power over 1,220,714 common shares. The First Manhattan Schedule 13G indicates that of the 1,246,714 common shares beneficially owned, 169,350 are owned by family members of senior managing directors of First Manhattan which were reported for informational purposes. First Manhattan disclaims dispositive power as to 66,000 of such common shares and beneficial ownership as to 103,350 of such common shares. The address of First Manhattan is 437 Madison Avenue, New York, New York 10022.

      The following table presents the beneficial ownership of common shares as of April 26, 2004 by the Company’s trustees and the executive officers named in the Summary Compensation Table below.

	Number of
	Common Shares/
	Common Units	Percent of All
	Beneficially	Common
Name and Address of Beneficial Owner	Owned (1)	Shares (2)

Stephen J. Nardi (3)	2,171,599	8.4%
Jeffrey A. Patterson (4)	333,929	1.4
James F. Hoffman (5)	75,220	*
Faye I. Oomen (6)	54,705	*
Stephen R. Baron (7)	47,422	*
Louis G. Conforti (8)	216,246	*
Douglas Crocker II (9)	625	*
Ray H. D’Ardenne (9)	625	*
Jacque M. Ducharme (10)(11)	11,625	*
Daniel A. Lupiani (9)	625	*
Christopher J. Nassetta (9)(10)	10,625	*
Trustees and executive officers of the Company as a group (17 persons)	2,932,126	11.0

*	Represents less than one percent of outstanding common shares.

(1)	The ownership of common shares presented in this table is based upon filings with the SEC and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company’s declaration of trust. The ownership of common units presented in this table is derived from the transfer records maintained by the Company’s operating partnership based on information provided by the limited partners, and is included in this presentation to illustrate the beneficial ownership of common shares that would result assuming an exchange of such common units for common shares. Information presented includes common shares issuable upon exercise of those options granted to the Company’s executive officers and trustees under the Company’s share incentive plan which have vested or will vest within 60 days of April 26, 2004 as well as grants of restricted common shares under the share incentive plan which have vested or will vest within 60 days of April 26, 2004.

(2)	Information presented assumes the exchange of common units owned by such beneficial owner solely for common shares. Information presented also includes common shares issuable upon exercise of options granted to the Company’s executive officers and trustees under the share incentive plan which have vested or will vest within 60 days of April 26, 2004 as well as grants of restricted common shares under the share incentive plan which have vested or will vest within 60 days of April 26, 2004. It is the Company’s policy to issue all restricted common shares promptly after their grant, regardless of vesting dates and, as a result, the number of common shares outstanding as of April 26, 2004 (23,681,371) includes all grants of restricted common shares under the share incentive plan, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted common shares, not only those grants which vest or will vest within 60 days of April 26, 2004. To protect the Company’s status as a REIT, no holder of common units may exchange such common units for common shares to the extent that such exchange would result in such holder’s owning or being deemed to own, directly or constructively, more than 9.9% of the common shares (the “ownership limit”), unless such holder has been granted an exemption or a limited exception to the ownership limit in accordance with the Company’s declaration of trust.

(3)	Information presented includes (i) 19,884 common shares held by Mr. Nardi, (ii) 200,069 common shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the share incentive plan, (iii) 1,815,187 common units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 common units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). See footnote (1) to this table.

(4)	Information presented includes 1,651 common shares and 110,000 common units held by Mr. Patterson and 222,278 common shares which Mr. Patterson has the right to acquire upon exercise of the options granted to him under the share incentive plan.

(5)	Information presented includes 4,065 common shares held by Mr. Hoffman and 71,155 common shares which Mr. Hoffman has the right to acquire upon exercise of the options granted to him under the share incentive plan.

(6)	Information presented includes 5,524 common shares held by Ms. Oomen and 49,181 common shares which Ms. Oomen has the right to acquire upon exercise of the options granted to her under the share incentive plan.

(7)	Information presented includes 978 common shares held by Mr. Baron and 46,444 common shares which Mr. Baron has the right to acquire upon exercise of the options granted to him under the share incentive plan.

(8)	Information presented includes 31,246 common shares held by Mr. Conforti and 185,000 common shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under the share incentive plan.

(9)	Information presented includes 625 common shares which the person directly holds.

(10)	Information presented includes common shares which the person has the right to acquire upon exercise of the options granted to him under the share incentive plan.

(11)	Information presented for Mr. Ducharme also includes 1,625 common shares directly held by him.

      Except as described above, no trustee of the Company owns any shares of any other class of the Company’s equity securities. The executive officers of the Company not listed above own, in the aggregate, 3,700 9.0% Series B Cumulative Redeemable Preferred Shares, 6,738 common shares and have the right to acquire, in the aggregate, 218,389 common shares within 60 days of April 26, 2004 upon exercise of the options granted to them under the share incentive plan.

ELECTION OF TRUSTEES

      Trustees are divided into three classes serving staggered three-year terms of office. The board of trustees proposes the election of two Class I trustees at the meeting, each to hold office for a three-year term until the 2007 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Class II and Class III trustees will be elected at the annual meetings to be held in 2005 and 2006, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of proxy will be voted for the nominees set forth below, who are currently trustees of the Company. If some unexpected occurrence should make necessary, in the board of trustees’ judgment, the substitution of some other person(s) for either or both of the nominees, common shares will be voted for such other person(s) as the board of trustees may select. The board of trustees does not know of any reason why either of the nominees may be unable or unwilling to serve as a trustee. The following presents information with respect to the nominees and also with respect to each trustee whose term of office will continue after the meeting.

			Year Term
		Principal Occupation	of Office	Served as a
Nominee for Election	Age	and Positions Held	Will Expire	Trustee Since

Jacque M. Ducharme	54	Independent Trustee	2007	1997
Daniel A. Lupiani	57	Independent Trustee	2007	2003

      Jacque M. Ducharme. Jacque M. Ducharme has served as a trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as its Vice Chairman Western Region and Director. His clients include some of the largest companies in the Chicago metropolitan area, including Navistar, Accenture and the American Bar Association. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

      Daniel A. Lupiani. Daniel A. Lupiani has served as a trustee of the Company since April 2003. Mr. Lupiani currently serves as the President of Lupiani & Associates, LLC. In this position, he provides strategic consulting services to firms with real estate and related issues at both the corporate and transactional level as well as expert witness service in the areas of real estate finance and banking practice. Prior to forming his own firm, Mr. Lupiani was an executive in various capacities at Bank One (and its predecessor banks First Chicago and First Chicago NBD) for 32 years. Mr. Lupiani served as Head of Real Estate Lending for The First National Bank of Chicago, responsible for the national real estate corporate and project lending business. Mr. Lupiani also established and managed a real estate investment banking activity for First Chicago and First Chicago NBD that included capital market activities and real estate investment activities. He also served as the Managing Director of Bank One’s Finance, Leasing and Mortgage Banking Client Group. Mr. Lupiani has served in numerous industry related senior positions during his career at First Chicago and Bank One. He served on the Executive Committee of the National Realty Committee, as the Chairman of the Real Estate Council of the Robert Morris Association, and as a member of the Urban Land Institute, the Mortgage Bankers Association and the Industry Real Estate Financing Advisory Council of the Hotel & Lodging Association.

      The board of trustees of the Company recommends a vote FOR the election of Messrs. Ducharme and Lupiani as trustees of the Company with terms expiring in 2007.

Trustees Whose Term of Office Will Continue After the Meeting

			Year Term
		Principal Occupation	of Office	Served as a
Name	Age	and Positions Held	Will Expire	Trustee Since

Christopher J. Nassetta	41	Independent Trustee	2005	1997
Douglas Crocker II	64	Independent Trustee	2005	2002
Stephen J. Nardi	74	Chairman of the Board, Trustee	2006	1997
Ray H. D’Ardenne	51	Independent Trustee	2006	2003

      Christopher J. Nassetta. Christopher J. Nassetta has served as a trustee of the Company since 1997. Mr. Nassetta is President and Chief Executive Officer of Host Marriott Corporation (NYSE: HMT). Prior to this position he served as Executive Vice President and Chief Operating Officer of Host Marriott. He also serves on its board of directors. Before joining Host Marriott, Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, Mr. Nassetta spent seven years with The Oliver Carr Company, ultimately serving as Chief Development Officer. In this role, he was responsible for all development and related activities for one of the largest commercial real estate companies in the mid-Atlantic region. Mr. Nassetta also served as a member of the four-person management committee responsible for overall management of the company. In addition to serving on the board of trustees of the Company, Mr. Nassetta currently serves on the following boards: CoStar Group, Inc., The Real Estate Round Table and the NAREIT Board of Governors. He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia.

      Douglas Crocker II. Douglas Crocker has served as a trustee of the Company since August, 2002. Mr. Crocker has also been the Vice Chairman of the board of trustees of Equity Residential (NYSE: EQR) from January 2003 through January 2004. Prior to that time, from March 1993 to December 2002, he was the Chief Executive Officer and a trustee of Equity Residential. From 1993 until March 2002, he was also the President of Equity Residential. He has also served as a director of (i) Wellsford Real Properties Inc. (AMEX:WRP) since June 1997, (ii) Ventas Inc. (NYSE:VTR), a real estate company focusing on the ownership and acquisition of health care properties, since November 1998, (iii) Acadia Realty Trust (NYSE:AKR), a real estate investment trust focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers, since November 2003 and (iv) Reckson Associates, since February 2004. Mr. Crocker chairs or serves on boards or committees of various multifamily associations, including the National Multi-Housing Council and the Multi-Family Council of the Urban Land Institute of which he is also a trustee.

      Stephen J. Nardi. Stephen J. Nardi has served as a trustee of the Company since 1997, as Chairman of the Board since May 2002 and as Acting Chairman of the Board from April 2002 until May 2002. From November 1997 to April 2002, he was the Vice Chairman of the Board. For the past 40 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group, Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago metropolitan area and other parts of the United States. Mr. Nardi is a member of the Chicago Real Estate Board (CRB), National Association of Realtors (NAR), the Society of Industrial and Office Realtors (SIOR), National Association of Industrial and Office Properties (NAIOP), Urban Land Institute (ULI), Chicago Development Council (CDC) and the National Association of Real Estate Investment Trusts (NAREIT). He is past President of State of Illinois Ambassadors and served on the Governor of Illinois Hi-Tech Committee.

      Ray H. D’Ardenne. Ray H. D’Ardenne has served as a trustee of the Company since April 2003. Mr. D’Ardenne is currently the Managing Partner of Westfield Capital Partners, a boutique real estate investment management firm. From 1977 to 2002, Mr. D’Ardenne held a variety of executive roles with Lend Lease Real Estate Investments (“LLREI”). From 1998 until 2001, Mr. D’Ardenne served as Head of Real Estate Operations and Chief Operating Officer of LLREI, responsible for regional operations, property acquisitions, sales, mortgage originations and investment management for equity portfolios. He also previously served as head of the Capital Transactions Group, responsible for all transaction activities. Over the years, Mr. D’Ardenne served in many other leadership roles of LLREI in Chicago, Denver, Washington, D.C., Charlotte and Atlanta. He has formerly served as a trustee of Urban Land Institute, has a Counselors of Real Estate designation (CRE) and was named Denver Real Estate Professional of the Year in 1988 and Trendsetter of the Year in 2000.

Trustee Independence and Executive Sessions

      For a trustee to be considered independent, the board of trustees must determine that the trustee does not have any direct or indirect material relationship with the Company. The board has established guidelines to assist it in determining trustee independence, which conform to the independence requirements in the New York Stock Exchange (“NYSE”) listing standards. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination. The board has determined that the following trustees are independent in conformity with the Company’s independence guidelines: Messrs. Crocker, D’Ardenne, Ducharme, Lupiani and Nassetta. The board has determined that the prior agreement between the Company and Julien J. Studley, Inc. (as more fully described in “Certain Relationships and Related Transactions” below) is not a material relationship that prevents Mr. Ducharme from being “independent” under the Company’s independence guidelines because Mr. Ducharme did not receive any portion of the commissions under this agreement other than compensation he may receive based on the general profitability of Julien J. Studley, Inc.

      Periodically, the non-management trustees of the board will meet in executive sessions, with no members of management present, to promote free and open discussion and communication among the non-management trustees. At each such executive session, the non-management trustees may designate a trustee who will preside at the executive session. Non-management trustees who are not “independent” as such term is defined by the NYSE listing standards may participate in the executive sessions, but independent trustees must meet in an executive session at least once a year.

      Shareholders wishing to communicate any concerns with the non-management trustees should forward all correspondence to: Non-Management Trustees of Prime Group Realty Trust, c/o Mr. James F. Hoffman, Executive Vice President—General Counsel and Secretary, Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Mr. Hoffman will forward such correspondence to the non-management trustees in accordance with their instructions.

Information Regarding Meetings and Committees of the Board of Trustees

      The Company’s board of trustees has established an audit committee, a compensation committee, a committee of independent trustees, a governance and nominating committee and a strategic alternatives committee. The board of trustees intends to review the membership of its committees at the board meeting to be held immediately after the annual meeting on June 4, 2004 as part of its usual periodic review process, as well as to address recent and emerging corporate governance requirements and developments. The charters of the Company’s audit, compensation and governance and nominating committees are available on the Company’s website at http://www.pgrt.com.

      Audit Committee. Since March 9, 2004, the audit committee has consisted of Messrs. Crocker, D’Ardenne and Lupiani, each of whom is “independent” within the meaning of the NYSE listing standards. Mr. Crocker was named chairman of the audit committee on March 9, 2004. The board of trustees has determined that Mr. Crocker qualifies as an audit committee financial expert, as defined in Item 401(h) of Regulation S-K. For more information regarding Mr. Crocker’s relevant professional experience see “Election of Trustees—Trustees Whose Term of Office Will Continue After the Meeting”. From July 14, 2003 through March 9, 2004, the audit committee consisted of Messrs. Crocker, D’Ardenne, Ducharme and Lupiani. Prior to July 14, 2003, the audit committee consisted of Messrs. Crocker, Ducharme and Nassetta. Among other things, the audit committee is responsible for the oversight of the Company’s independent auditors, who report directly to the audit committee. The audit committee’s duties include: (1) selecting the independent auditors (subject in the judgment of the committee to shareholder ratification), (2) reviewing with the independent auditors the scope and terms of the annual audit engagement, as well as the results of their audit, (3) approving audit and non-audit services provided to the Company by the independent auditors, (4) reviewing the independence of the independent auditors, including considering the range of audit and non-audit fees paid to them and (5) reviewing the adequacy of the Company’s internal accounting controls. The audit committee held five meetings during 2003. The audit committee’s report appears below beginning on page 21.

      Compensation Committee. Since July 14, 2003, the compensation committee has consisted of Messrs. Crocker, D’Ardenne, Ducharme, Lupiani and Nassetta. Prior to July 14, 2003, the compensation committee consisted of Messrs. Crocker, Ducharme and Nassetta. The compensation committee’s primary responsibilities include (1) establishing and overseeing compensation programs for the Company’s executive officers, (2) administering the Company’s share incentive plan and (3) periodically reviewing the performance of the Company’s Chairman. The compensation committee held two meetings during 2003. The compensation committee’s report appears below beginning on page 23.

      Committee of Independent Trustees. Since July 14, 2003, the committee of independent trustees has consisted of Messrs. Crocker, D’Ardenne, Ducharme, Lupiani and Nassetta. Prior to July 14, 2003, the committee of independent trustees consisted of Messrs. Crocker, Ducharme and Nassetta. The committee of independent trustees was established to consider and approve or reject, on behalf of the full board of trustees, any proposed transactions between the Company and any of its shareholders, trustees, officers or employees. The committee of independent trustees held no meetings during 2003.

      Governance and Nominating Committee. Since July 14, 2003, the governance and nominating committee has consisted of Messrs. Crocker, D’Ardenne, Ducharme, Lupiani and Nassetta, each of whom is “independent” within the meaning of the NYSE listing standards. Prior to July 14, 2003, the governance and nominating committee consisted of Messrs. Crocker, Ducharme and Nassetta. The governance and nominating committee makes recommendations to the board of trustees regarding the size and composition of the board. The governance and nominating committee’s duties include (1) assisting the board in the determination of the appropriate size and composition of the board, (2) monitoring and making recommendations regarding the board’s performance and (3) assisting the board in the establishment and implementation of sound governance principles and practices. The governance and nominating committee’s activities include identifying individuals qualified to become trustees of the Company and the annual review of the Company’s governance guidelines and code of ethics. The committee also oversees the evaluation of our board and management. In evaluating trustee nominees, the governance and nominating committee considers such factors as it deems appropriate, consistent with the Company’s governance guidelines and other criteria established by the board of trustees. The governance and nominating committee has not reduced the qualifications for service on the Company’s board of trustees to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, the Company seeks to select individuals whose judgment, skill, diversity, experience with businesses and other organizations of comparable size, the expected interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board.

      Although the governance and nominating committee does not necessarily solicit suggestions from shareholders regarding possible candidates, the governance and nominating committee will consider shareholder’s recommendations and will evaluate such candidates in the same manner as other candidates. Suggestions, together with a description of the proposed nominee’s qualifications, share holdings in the Company, other relevant biographical information, an indication of the willingness of the proposed nominee to serve and any other information required pursuant to the Company’s bylaws, should be sent to the Corporate Secretary of the Company at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Pursuant to the Company’s bylaws, suggestions may be submitted at any time of year but should be received by April 5, 2005 in order to be considered in connection with the annual meeting of the Company’s shareholders in 2005. The governance and nominating committee held two meetings during 2003.

      Strategic Alternatives Committee. The strategic alternatives committee was created by the board on February 5, 2003 and currently consists of Messrs. Crocker, D’Ardenne, Ducharme, Lupiani, Nardi and Nassetta. Prior to April 15, 2003, the strategic alternatives committee consisted of Messrs. Crocker, Ducharme, Nardi and Nassetta. The strategic alternatives committee was established to review the Company’s strategic alternatives, including, but not limited to a sale, merger or other business combination involving the Company, a sale of some or all of the assets of the Company or other fundamental transactions which may or may not involve the issuance of additional equity and/or debt securities by the Company. The board delegated to the strategic alternatives committee the authority to authorize or direct the completion of a strategic transaction involving the Company. The strategic alternatives committee held three meetings during 2003.

      The board of trustees held ten meetings during 2003 on January 21, February 5, March 7, April 15, May 23, June 30, July 14, October 14, November 4 and December 10. Further, the Company encourages all board members to attend the annual meeting of shareholders. Messrs. D’Ardenne, Lupiani and Nardi attended the 2003 Annual Meeting of Shareholders.

Compensation of Trustees

      The Company pays its trustees who are not employees of the Company or affiliated with the Company a fee for their services as trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the board of trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. On March 9, 2004 the board approved an increase in the annual compensation of the members of the audit committee of $10,000 per year, plus an additional $5,000 per year for the chairman of the audit committee. In addition, Mr. Nardi is a full-time employee and his annual base compensation is $400,000 per year.

COMPENSATION OF EXECUTIVES

Executive Officers

      The following table presents certain information as of April 26, 2004 concerning each of the Company’s executive officers and key employees serving in such capacities:

Name	Age	Position

Stephen J. Nardi	74	Chairman of the Board of Trustees
Jeffrey A. Patterson	44	President and Chief Investment Officer
Steven R. Baron	55	Executive Vice President—CBD Office Leasing
Donald H. Faloon	57	Executive Vice President—Development
Richard M. FitzPatrick	50	Executive Vice President and Chief Financial Officer
James F. Hoffman	41	Executive Vice President—General Counsel and Secretary
Faye I. Oomen	55	Executive Vice President—Suburban/CBD Office Leasing
John F. Bucheleres	43	Senior Vice President—CBD Office Leasing
Paul G. Del Vecchio	39	Senior Vice President—Capital Markets
Roy P. Rendino	47	Senior Vice President—Finance and Chief Accounting Officer
Christopher “Kit” J. Sultz	38	Senior Vice President—Industrial Division

      Stephen J. Nardi. Stephen J. Nardi has served as a trustee of the Company since 1997, as Chairman of the Board since May 2002 and as Acting Chairman of the Board from April 2002 until May 2002. From November 1997 to April 2002, he was the Vice Chairman of the Board. For the past 40 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group, Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago metropolitan area and other parts of the United States. Mr. Nardi is a member of the Chicago Real Estate Board (CRB), National Association of Realtors (NAR), the Society of Industrial and Office Realtors (SIOR), National Association of Industrial and

Office Properties (NAIOP), Urban Land Institute (ULI), Chicago Development Council (CDC) and the National Association of Real Estate Investment Trusts (NAREIT). He is past President of State of Illinois Ambassadors and served on the Governor of Illinois Hi-Tech Committee.

      Jeffrey A. Patterson. Since October 2003, Jeffrey A. Patterson has served as President and Chief Investment Officer of the Company. From June 2000 to October 2003, Mr. Patterson served as Co-President and Chief Investment Officer of the Company. From November 1997 to June 2000, Mr. Patterson served as Executive Vice President and Chief Investment Officer of the Company. In such capacities, Mr. Patterson is responsible for acquisitions, dispositions, joint ventures and development oversight. In addition to those responsibilities, Mr. Patterson is also responsible for the asset management, operations, leasing and marketing activities for the Company’s properties. From 1989 to November 1997, Mr. Patterson was Executive Vice President of The Prime Group, Inc., with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager responsible for the overall operations of The Prime Group, Inc.’s office properties and has provided real estate advisory services for several major institutional investors. Prior to joining The Prime Group, Inc., Mr. Patterson served as Director of Development in Tishman Speyer Properties’ Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company’s Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute and a member of the National Association of Real Estate Investment Trusts.

      Steven R. Baron. Since June 2001, Steven R. Baron has served as Executive Vice President—CBD Office Leasing of the Company. In this capacity, Mr. Baron currently serves as the leasing executive responsible for 77 West Wacker Drive and One IBM Plaza. From June 2000 through June 2002, Mr. Baron served as the Executive Vice President in charge of the Industrial Group of the Company, responsible for portfolio leasing and build to suit development. From October 1998 through June 2000, Mr. Baron served as the Senior Vice President—Development and Leasing of the Company, where he was responsible for the oversight of the Company’s redevelopment of the 180 North LaSalle Street building in Chicago, Illinois. From November 1997 through October 2000, Mr. Baron had overall responsibility for the leasing activity of the Company’s CBD office buildings. From December 1996 to November 1997, Mr. Baron was employed by The Prime Group, Inc. as Senior Vice President responsible for commercial development and sales of a 2,650-acre planned development in Huntley, Illinois. Prior to joining The Prime Group, Inc., Mr. Baron held senior leasing positions with Metropolitan Structures, Inc., and Stein & Co. where he leased over 7 million square feet of CBD office space. Mr. Baron is a licensed real estate broker and is an instructor at DePaul University and Kellogg School of Management at Northwestern University where he lectures on commercial real estate development, leasing and marketing.

      Donald H. Faloon. Donald H. Faloon serves as Executive Vice President—Development of the Company. From January 1989 to November 1997, Mr. Faloon was employed by The Prime Group, Inc. in its commercial development activities. Previous responsibilities for The Prime Group, Inc. included overseeing its Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining The Prime Group, Inc., Mr. Faloon had 3 years of experience in asset management at Continental Bank and 15 years of experience in the management of real estate development at Homart Development Co., Urban Investment and Development Co., Metro Communities Corp. and the Michigan State Housing Development Authority.

      Richard M. FitzPatrick. Richard M. FitzPatrick joined the Company in October 2003 as its Executive Vice President and Chief Financial Officer. From July 2000 to November 2001, he served as the Chief Financial Officer for Omega Healthcare Investors, Inc., a real estate investment trust, and from January 1989 to April 2001 as the Chief Financial Officer for the Hampstead Group, LLC, a private equity investment and management firm with investments in various real estate assets and real estate related operating businesses. During this time he served as the Chief Financial Officer and as a director for Houlihan’s Restaurant Group and HR Group Holdings from September 1999 through April 2001, and as the Chief Financial Officer and a director for Malibu Entertainment Worldwide, Inc. from 1996 through July 2001. Prior thereto, Mr. FitzPatrick served as the Chief Accounting Officer for Americana Hotels Corporation and Americana Hotels and Realty Trust, a real estate investment trust.

      James F. Hoffman. James F. Hoffman serves as Executive Vice President—General Counsel and Secretary of the Company. From March 1998 to October 2000, Mr. Hoffman served as Senior Vice President—General Counsel and Secretary of the Company. From November 1997 to March 1998, Mr. Hoffman served as Vice President and Associate General Counsel of the Company. Prior to that, Mr. Hoffman served as Assistant General Counsel of The Prime Group, Inc. from January 1991 to November 1997. Prior to his employment with The Prime Group, Inc., Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to January 1991. Mr. Hoffman is a member of the National Association of Real Estate Investment Trusts.

      Faye I. Oomen. Faye I. Oomen currently serves as Executive Vice President—Suburban/CBD Office Leasing of the Company. From November 1997 to October 2001, Ms. Oomen served as Senior Vice President—Development and Leasing/Suburban Office of the Company. She has over 27 years of multi-disciplined real estate experience including leasing, marketing, development, and both base building and tenant construction. From 1978 to November 1997, Ms. Oomen was employed by Continental Offices, Ltd. where she held positions including Executive Vice President of Leasing and Construction. From 1978 to 1989, she was responsible at Continental Offices, Ltd. for development and construction at One Financial Place as well as tenant construction at 1.5 million square feet of suburban properties. Since 1989, Ms. Oomen has negotiated more than 500 lease transactions totaling over 5.0 million square feet. She has received numerous awards including being named the 1995 Sun-Times Suburban Property Representative of the Year.

      John F. Bucheleres. John F. Bucheleres has served as Senior Vice President—CBD Office Leasing of the Company since May 2003. Mr. Bucheleres, with over 20 years of commercial real estate experience, has represented owner’s of high-rise Class “A” office buildings in over 6,000,000 square feet of tenant leases valued in excess of $2.1 billion. Mr. Bucheleres was a Senior Vice President of The Beitler Company from July 2002 to April 2003 working on the leasing and marketing efforts of the Company’s Bank One Center project. Mr. Bucheleres was a Principal and Senior Vice President of the Fifield Companies from January 1999 to June 2002 and a Senior Vice President, Leasing at CB Richard Ellis/Koll Management Services, Inc. from September 1996 until January 1999. Mr. Bucheleres served as a Director of Leasing at The John Buck Company from June 1990 until September 1996. Mr. Bucheleres has worked directly for institutions such as Prudential Real Estate Investors, CB Richard Ellis Strategic Partners, Aetna Life Insurance Company, Teachers Insurance and Annuity Association, New York Life, Nippon Life Insurance Company, JMB Properties Company and Travelers Realty & Investment Company (Citigroup). Among the many awards and affiliations that Mr. Bucheleres has received are the 2001 Crain’s Chicago Business Finalist “Office Property Broker of the Year”, 1998 Chicago Circle Award (CB Richard Ellis Top 10 Producer) and the 1998 Chicago Sun-Times “Office Property Broker of the Year” award. Mr. Bucheleres serves as President of the Board of Directors (Chicago Chapter) of The Buoniconti Fund to Cure Paralysis.

      Paul G. Del Vecchio. Paul G. Del Vecchio serves as Senior Vice President—Capital Markets of the Company. From February 2000 to April 2003, Mr. Del Vecchio served as Vice President—Capital Markets of the Company and from November 1998 to February 2000, Mr. Del Vecchio served as Assistant Vice President— Capital Markets. Prior to joining the Company, Mr. Del Vecchio was an Assistant Vice President for Prime Capital Funding LLC from October 1997 to August 1998. Mr. Del Vecchio is a licensed real estate broker and a certified public accountant.

      Roy P. Rendino. Roy P. Rendino serves as Senior Vice President—Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President—Finance of Ambassador Apart-

ments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with PricewaterhouseCoopers LLP in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant, President and a member of the board of directors of the National Association of Real Estate Companies, a member of the board of directors of the Real Estate Investment Association, a member of the accounting committee of the National Association of Real Estate Investment Trusts and an officer and member of the board of directors of the Illinois CPA Society. He also chairs the Property, Plant and Equipment Task Force for the American Institute of Certified Public Accountants and served on its Real Estate Joint Ventures Task Force.

      Christopher “Kit” J. Sultz. Christopher J. Sultz serves as Senior Vice President—Industrial Division of the Company with overall asset management responsibilities for the Company’s industrial assets. From June 1994 to November 1997, Mr. Sultz was employed by The Prime Group, Inc. in its Industrial Division as Vice President—Asset Management. Prior to that, Mr. Sultz was employed by Coopers & Lybrand from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a Certified Public Accountant and an Illinois licensed real estate broker, serving as the managing broker of PRS Corporate Real Estate Services, Inc., an affiliate of the Company. Mr. Sultz has completed over 3.5 million square feet of leasing transactions since 1997 and received the National Association of Industrial and Office Properties City of Chicago Industrial Transaction of the Year Award in 2001. Mr. Sultz is a member of the National Association of Industrial and Office Properties.

Summary Compensation Table

      The following table sets forth the compensation earned for the years ended December 31, 2003, 2002 and 2001 with respect to Mr. Nardi (the Company’s Chairman of the Board who also has performed Chief Executive Officer duties since April of 2002), Mr. Conforti (the Company’s Co-President and Chief Financial Officer until the termination of his employment on October 10, 2003), and the four other persons who were the most highly compensated executive officers of the Company during 2003 (the “Named Executives”).

				Long-Term
		Annual Compensation		Compensation Awards

					Securities
				Restricted	Underlying	All Other
			Bonus	Stock	Options/	Compensation
Names and Principal Position	Year	Salary $(1)	$(1)(2)(3)(4)	Awards($)	SARs(#)(5)	($)(6)

Stephen J. Nardi	2003	400,000	400,000	0	0	1,150
Chairman of the Board	2002	48,219	48,219	0	100,000	730,726
	2001	0	0	0	0	300,000

Jeffrey A. Patterson	2003	320,000	100,000	0	0	8,215
President and Chief	2002	320,000	380,000	0	0	6,227
Investment Officer	2001	320,000	86,000	0	0	1,256

Steven R. Baron	2003	155,000	148,873	0	0	5,750
Executive Vice	2002	155,000	228,517	0	0	4,064
President—	2001	155,000	258,953	0	0	4,141
CBD Office Leasing

James F. Hoffman	2003	220,000	100,000	0	0	5,000
Executive Vice	2002	220,000	235,000	0	0	4,774
President—	2001	210,000	75,000	0	0	4,459
General Counsel and
Secretary

Faye I. Oomen	2003	150,000	374,255	0	0	2,005
Executive Vice	2002	150,000	269,325	0	0	3,188
President—	2001	150,000	352,843	0	0	1,875
Suburban/ CBD Office
Leasing

Louis G. Conforti	2003	253,334	0	0	0	766,582
Former Co-President	2002	320,000	440,000	0	0	6,798
and Former	2001	320,000	96,000	0	0	1,000
Chief Financial
Officer (7)

(1)	Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.

(2)	Bonus amounts for 2003 include a cash bonus of $400,000 approved for Mr. Nardi and cash bonuses paid to Messrs. Patterson and Hoffman of $100,000 each for services performed in 2003. In addition, in 2003, Mr. Baron and Ms. Oomen received leasing commissions of $148,873 and $374,255, respectively, in cash.

(3)	Bonus amounts for 2002 include cash bonuses paid to Messrs. Nardi, Patterson, Hoffman and Conforti of $48,219; $100,000; $100,000 and $150,000, respectively. 2002 bonus amounts also include cash retention bonuses which were granted on May 20, 2002 but payable only if such employee remained an employee of the Company until December 31, 2002. These amounts were paid on January 3, 2003 to Messrs. Patterson ($250,000), Hoffman ($100,000) and Conforti ($250,000). Pursuant to retention agreements dated as of February 2, 2002, Messrs. Patterson, Hoffman and Conforti and Ms. Oomen were also granted stay bonuses of $30,000; $35,000; $40,000; and $5,000, respectively, two-thirds of which vested on April 1, 2002 and one-third on June 1, 2002. These amounts, which were conditional on the applicable executive officer remaining an employee through June 1, 2002, were paid entirely in cash on June 28, 2002. Further, Mr. Baron and Ms. Oomen received leasing commissions of $228,517 and $264,325, respectively.

(4)	Bonus amounts for 2001 were granted by the Company on February 8, 2002 for service performed in 2001. The amount of the bonus for each of Messrs. Patterson, Baron, Hoffman, and Conforti and Ms. Oomen were $30,000; $50,000; $35,000; $40,000 and $5,000, respectively. Such bonuses vested in their entirety on the date of grant and were paid in cash by the Company on June 28, 2002. The recipient of the grant had the option to receive the bonus in the form of restricted common shares rather than cash. The restricted common shares would have been fully vested on the date of issuance. If a recipient elected to receive the bonus in restricted common shares, the Company may, in its sole discretion, have paid the bonus amount in cash. Regardless of whether the recipient elected a restricted common share payment, the compensation committee of the board may have paid the bonus amount in restricted common shares if it resolved that such payment was in the best interests of the Company and sufficient restricted common shares were available under the Company’s share incentive plan for issuance. None of the Named Executives listed above made an election to receive his bonus in, nor did the compensation committee of the board resolve to pay the bonuses in, restricted common shares. In addition, Mr. Baron and Ms. Oomen received leasing commissions of $208,953 and $347,844, respectively, in cash. In addition, Messrs. Patterson, Hoffman and Conforti were granted stay bonuses of $56,000; $40,000; and $56,000; respectively, two-thirds of which vested on April 1, 2001 and one-third on June 1, 2001.

(5)	Granted pursuant to the Company’s share incentive plan.

(6)	Includes employer matching to the operating partnership’s 401(k) Plan and dividend payments on unvested restricted common share grants to the Named Executives. The amount shown in 2003 for Mr. Conforti also includes severance payments of $728,609 and payment for accrued vacation of $30,768. See “Employment Agreements” below for more information about these payments. The amounts shown for Mr. Nardi represent consulting fees and commissions paid under his former consulting agreement.

(7)	On October 10, 2003, the Company terminated the employment of Mr. Conforti, then the Company’s Co-President and Chief Financial Officer. Prior to his termination, Mr. Conforti’s base annual salary was $320,000. For a description of the terms of Mr. Conforti’s separation agreement, see “Employment Agreements.”

Employment Agreements

      Currently, Mr. Nardi has no written employment agreement with the Company. Mr. Nardi’s prior consulting agreement with the Company was mutually terminated as of November 2002 in connection with Mr. Nardi becoming a full-time employee.

      The Company and the operating partnership have entered into employment agreements with certain of the Company’s senior executives. The agreements with Messrs. Patterson, Baron and Hoffman and Ms. Oomen generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company. Each of the employment agreements has a one year term which automatically extends for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months’ prior written notice or the applicable officer provides the Company with at least thirty days’ prior written notice, that such term shall not be extended. The agreement with Mr. Patterson contains non-compete and non-solicitation provisions restricting the executive officer from taking certain actions for two years following termination of employment.

      The agreements also set forth the potential bonuses to which the executives officers are entitled. Each executive officer is entitled to receive a discretionary bonus based on achievement of such Company and individual goals and objectives as may be established by the board of trustees and/or the compensation committee.

      If any agreement is terminated by (i) the Company “without cause” (as defined in the agreements), (ii) by the Company in the event of the executive’s “disability” (as defined in the agreements), (iii) by the executive within specified time periods following the occurrence of a “change of control” and (a) a resulting “diminution event” (as each term is defined in the agreements) or (b) a resulting relocation of the executive’s office to a location more than twenty-five miles from its current location, (iv) by the executive for “good reason” (as defined in the agreements) or (v) automatically upon the executive’s death, the applicable executive shall be entitled to a lump sum termination payment.

      With respect to Mr. Patterson, in the case of termination by the Company without cause, as a result of disability or death, or by the executive for good reason, such payment will be: the greater of (A) the sum of (1) the executive’s then current annual base salary plus (2) the average annual bonus paid or payable to the executive with respect to the two calendar years preceding the calendar year of termination and (B) the sum of (1) the aggregate base salary payable to the executive for the remainder of the employment term and (2) the aggregate bonuses payable to the executive over the remainder of the employment term, based on the average bonus paid to the executive for the two preceding calendar years; but in the case of termination in the event of the executive’s death or disability, the amounts payable in (A) and (B) above shall only be payable to the extent the Company had obtained insurance which will reimburse the Company for such costs or pay such amount directly to the executive or his estate or beneficiaries.

      With respect to Messrs. Baron and Hoffman and Ms. Oomen, such amount shall be equal to 50% of the sum of (A) the executive’s then current annual base salary plus (B) the average annual bonus paid or payable to him or her with respect to the two calendar years preceding the calendar year of termination (not including commissions); but in the case of termination in the event of the executive’s death or disability, such amount shall be payable only to the extent the Company had obtained insurance which will reimburse it for such costs or pay such amount directly to the executive or his or her estate or beneficiaries.

      With respect to Mr. Patterson, in the case of termination by the Company without cause within two years after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his office more than twenty-five miles from the Company’s current main office, such payment will be two times the sum of (A) the executive’s then current annual base salary plus (B) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination.

      With respect to Messrs. Baron and Hoffman and Ms. Oomen, in the case of termination by the Company without cause within one year after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his or her office more than twenty-five miles from the Company’s current main office, such payment will be equal to the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to him or her with respect to the two calendar years preceding the calendar year of termination (not including commissions).

      In addition, in the event any officer is entitled to receive a termination payment as described above, such person shall also be entitled to receive his or her base compensation through the date of termination and a pro-rata bonus for the then current year through the date of termination as provided in the relevant agreement.

      On October 10, 2003, the Company sent a letter to Mr. Conforti, then our Co-President and Chief Financial Officer, terminating his employment agreement under the provision of the agreement providing for termination without cause. On October 17, 2003, the Company and Mr. Conforti entered into an agreement regarding separation and release pursuant to which, in exchange for a full release from Mr. Conforti, Mr. Conforti received payments accelerated by approximately thirty days and, in accordance with the terms of his employment agreement, for (a) his severance of $560,000, (b) a pro-rata bonus of $140,712, (c) 30 days of base salary compensation and (d) five weeks of accrued vacation. Upon his termination all of Mr. Conforti’s options under the Company’s share incentive plan that had not vested expired pursuant to their terms.

      Because Mr. Conforti is a Named Executive (as defined above), a description of his employment agreement is set forth below pursuant to the rules and regulations of the SEC, even though it has been terminated.

      Mr. Conforti’s employment agreement generally provided that he shall have devoted substantially all of his business time to the operation of the Company. The agreement used 2000 base salaries as the minimum base compensation levels and renewed annually for one year terms unless either the Company provided Mr. Conforti with at least six months’ prior written notice or Mr. Conforti provided the Company with at least thirty days’ prior written notice, that such term would not be extended.

      Mr. Conforti’s employment agreement contained non-compete and non-solicitation provisions restricting him from taking certain actions for two years following termination of employment. The agreement also entitled Mr. Conforti to receive a discretionary bonus based on achievement of such Company and individual goals and objectives as may have been established by the board of trustees or its compensation committee. Mr. Conforti’s employment agreement had substantially similar terms regarding payments upon termination as those described above in connection with Mr. Patterson’s employment agreement.

Option Grants in 2003

      The following table shows all options to purchase common shares granted to each of the Named Executives of the Company during 2003. These options were granted on January 21, 2003 as part of such officer’s bonuses for work performed in 2002. The same option grants were reflected in the Company’s proxy statement for the 2003 Annual Meeting of Shareholders to accurately reflect 2002 compensation, even though granted in 2003. The table also shows the potential realizable value of such options if the common shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the exercise price of $5.02 per share (the closing price on the day before the date of grant) are required to be disclosed by the rules of the SEC and are not intended to forecast potential future appreciation, if any, in the price of the common shares. The Company did not use an alternative present value formula permitted by the rules of the SEC because, in the Company’s view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

INDIVIDUAL GRANTS

					Potential Realizable Value at
					Assumed Annual Rates of
	Number of	% of Total			Share Price Appreciation for
	Securities	Options/SARs	Exercise		Option Term from Date
	Underlying	Granted to	or Base		of Grant ($)(3)
	Options/SAR	Employees	Price	Expiration
	Granted (#)	in Fiscal Year	($/sh)(2)	Date	5%	10%

Stephen J. Nardi (1)	100,000	100	$5.02	1/21/13	$315,705	$800,059
Jeffrey A. Patterson	0	0	—	—	—	—
James F. Hoffman	0	0	—	—	—	—
Faye I. Oomen	0	0	—	—	—	—
Steven R. Baron	0	0	—	—	—	—
Louis G. Conforti	0	0	—	—	—	—

(1)	These options vest in three equal annual installments beginning on the first anniversary of the date of grant.

(2)	Exercise price represents the closing price for the common shares on the trading day before the date of grant.

(3)	The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

Option Exercises and Holdings

      The following table sets forth information with respect to the Named Executives concerning options held as of December 31, 2003. No options were exercised by the Named Executives during 2003.

	Number of Securities		Value of Unexercised in the
	Underlying Unexercised Options		Money Options at
	at December 31, 2003		December 31, 2003 (1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen J. Nardi	166,736	100,000	$0	$125,000
Jeffrey A. Patterson	222,278	0	0	0
James F. Hoffman	71,155	0	0	0
Faye I. Oomen	49,181	0	0	0
Steven R. Baron	46,444	0	0	0
Louis G. Conforti (2)	185,000	0	0	0

(1)	Represents the fair market value, based on a closing price of a common share on December 31, 2003 (the last day of trading on the NYSE in 2003) ($6.27) as reported by the NYSE, less the option exercise price.

(2)	For a description of recent changes to Mr. Conforti’s options, see “—Employment Agreements” above.

Equity Compensation Plan Information

      The following table presents information about common shares that may be issued upon the exercise of options, warrants and rights under the Company’s share incentive plan as of December 31, 2003. The Company has no other compensation plans pursuant to which common shares may be issued.

(c)
Number of
Common Shares
	(a)		remaining
	Number of		available for
	Common Shares	(b)	future issuance
	to be issued	Weighted-	under equity
	upon exercise of	average exercise	compensation	(d)
	outstanding	price of	plans (excluding	Total of Common
	options,	outstanding	common shares	Shares reflected
	warrants and	options, warrants	reflected In	in columns
Plan Category	rights	and rights	Column (a))	(a) and (c)

Equity compensation plan previously approved by shareholders	1,156,233 (1)	$15.25	1,554,777 (2)	2,711,010 (2)
Equity compensation plans previously not approved by shareholders	None	Not Applicable	None	None

TOTAL:	1,156,233 (1)	$15.25	1,554,777 (2)	2,711,010 (2)

(1)	Issued under the Company’s share incentive plan, as amended.

(2)	The Company has granted the options to purchase common shares set forth in the table above as well as restricted common shares subject to vesting schedules and unrestricted common shares under the share incentive plan. As of December 31, 2003, the Company had granted 149,764 restricted common shares and 1,156,233 unrestricted common shares under the share incentive plan. Of the 149,764 restricted common share grants, 4,247 shares remained unvested as of December 31, 2003, of which all vested on January 15, 2004. The Company is authorized to issue an aggregate of 2,860,774 common shares under the share incentive plan. After taking into account common shares subject to outstanding options and restricted and unrestricted common share grants, 1,554,777 common shares of the authorized 2,860,774 common shares remain available for future issuance under the share incentive plan.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of the board of trustees, which is required pursuant to the NYSE listing standards to be comprised of trustees who are independent, is charged with determining compensation for the Company’s executive officers and to implement and administer the Company’s share incentive plan. Messrs. Crocker, D’Ardenne, Ducharme, Lupiani and Nassetta currently serve on the compensation committee. See “Election of Trustees—Compensation of Trustees” above.

      No executive officer of the Company served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s compensation committee, (ii) director of another entity in which one of the executive officers of such entity served on the Company’s compensation committee or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company’s board of trustees, during the year ended December 31, 2003.

Report of the Audit Committee

      Our audit committee is comprised of four non-management trustees and operates pursuant to a written charter that was amended and restated in December 2003. The amended and restated charter is attached as Appendix A to this proxy statement and is also available on the Company’s website at http://www.pgrt.com. The members of the audit committee, as of March 9, 2004, are listed at the end of this report. Our board of trustees has determined that each member of the audit committee is “independent” within the meaning of the rules of both the NYSE and the SEC. Our board has also determined that each member is financially literate and that at least one member has accounting or related financial management expertise, as these qualifications are defined under the rules of the NYSE. In addition, our board has determined that Mr. Crocker is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC.

      The audit committee oversees our accounting and financial reporting processes and audits of our financial statements on behalf of the board of trustees. Management has the primary responsibility for the Company’s financial statements and the reporting process including our systems of internal controls. The audit committee also establishes procedures for and oversees receipt, retention and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters; and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

      In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements included in our annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements.

      The audit committee reviewed with representatives of Ernst & Young LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. The audit committee has also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions

with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

      The audit committee discussed with our independent auditors the overall scope and plans for its audit. The audit committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The audit committee held five meetings during fiscal year 2003.

      Based on the reviews and discussions referred to above, the audit committee recommended to our board of trustees (and our board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The audit committee and our board have also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

Douglas Crocker II

Ray H. D’Ardenne
Daniel A. Lupiani

AUDIT AND NON-AUDIT FEES

      Fees for professional services provided by the Company’s independent auditors in each of the last two fiscal years, in each of the following categories were:

	2003	2002

Audit Fees	$383,000	$323,000
Audit-Related Fees	306,300	344,660
Tax Fees	446,832	427,259
All Other Fees	0	0

	$1,136,132	$1,094,919

      Ernst & Young LLP did not provide any financial information systems design and implementation services during 2003 or 2002. Audit-related services generally include fees for 401(k) plan and individual property audits, due diligence and transaction structuring. Tax services generally relate to a review of tax returns prior to filing, tax consultation and transaction structuring. A representative of Ernst & Young LLP will attend the meeting and, while not presently expecting to make a statement, Ernst & Young LLP will have an opportunity to make a statement if it desires to do so and will be available to respond to appropriate shareholder questions directed to Ernst & Young LLP.

      The audit committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young LLP. Specifically, the audit committee has pre-approved the use of Ernst & Young LLP for detailed, specific types of services within the following categories of non-audit services: certain tax related services (including tax compliance matters, REIT compliance, federal state and local tax audits, private letter rulings, technical tax guidance and corporate acquisition, disposition and partnership tax matters); registration statements and related matters; debt covenant compliance letters; technical accounting guidance; internal control documentation; and SEC comment letters. Further, the audit committee has required management to report to it on an annual basis (or as more frequently as the audit committee may request) the specific engagements of Ernst & Young LLP pursuant to the pre-approval policies and procedures.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The audit committee has appointed Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2004. Ernst & Young LLP served in this capacity for 2003. A proposal will be presented at the meeting to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004. Although the Company is not required to submit for ratification and approval of our shareholders the appointment of its independent auditors, the audit committee believes it is sound policy to do so. In the event the Company’s shareholders do not ratify and approve the appointment, the audit committee will reconsider the appointment.

      Before appointing Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004, the audit committee carefully considered that firm’s qualifications as independent auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

      The board of trustees of the Company recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004.

REPORT OF COMPENSATION COMMITTEE

      The board of trustees has delegated to the compensation committee the authority to administer the Company’s compensation program, including the authority to determine the compensation of the Company’s executive officers and to authorize grants under the Company’s share incentive plan. The compensation committee submits to the full board of trustees for ratification and approval each year the annual compensation program each year for the Chairman of the Board and the Chief Executive Officer of the Company. The compensation committee consists of Messrs. Crocker, D’Ardenne, Ducharme, Lupiani and Nassetta.

      In May 1998, the Company engaged FPL Associates Compensation (“FPL”), a leading executive compensation consulting firm, as the Company’s compensation consultant. FPL (i) reviews the compensation of the Company’s Chairman of the Board, Chief Executive Officer, President and other selected executive officers and measures their level of compensation against certain peer groups consisting of companies identified by FPL, and (ii) develops and proposes, subject to the direction and approval of the compensation committee, a compensation program for all of the senior management of the Company. The compensation philosophy of the Company is based on the principles of paying for performance and aligning management objectives with those of the Company’s shareholders. Accordingly, the Company intends to set base salaries for senior executives in most cases at or about the median level of compensation of persons in equivalent positions at companies within the Company’s peer groups as identified by FPL and reviewed and approved by the compensation committee. When the performance of the Company is superior, the annual incentive component of compensation should provide annual compensation that is at the leading edge of competitive practices in the Company’s peer groups.

      One of the principal policies of the Company’s compensation program is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company’s performance goals. The Company intends to maintain a compensation program which provides incentives for management to enhance shareholder value. The compensation committee believes that, through its senior executives’ ownership of equity interests in the Company and the operating partnership previously acquired by its senior executives and previously granted by the compensation committee, the financial interests (and net worth) of the Company’s senior executives as a whole are aligned with the interests of shareholders.

      While the compensation committee will continue to evaluate the compensation practices of the Company’s industry peer groups as an important factor in determining executive compensation, the Company’s performance and the contributions of senior executives to such performance will greatly influence the Company’s compensation program.

      The Company’s executive compensation program may consist from time to time of all or some of the following components:

(a)	base salaries for senior executives in most cases set at or about the median level of compensation of persons in equivalent positions at companies within the Company’s peer groups as identified by FPL;

(b)	incentive bonuses determined by the board of trustees or the compensation committee based upon a review by the board of trustees or the compensation committee of the Company’s performance and the performance of each senior executive;

(c)	share options and share grants with scheduled vesting periods, both short-term and long-term, to align the interests of the executive with those of the Company’s shareholders; and

(d)	other benefit programs available to employees generally.

      Throughout 2003, the Company had employment agreements with certain of its senior executives. See “Compensation of Executives—Employment Agreements” above. As provided in the employment agreements, annual base salary adjustments will be made by the compensation committee based on individual performance reviews as well as market factors.

      Executive officers are also eligible to receive annual incentive bonuses. The amount of any executive officer’s bonus is based upon each individual’s contributions to the Company’s performance and, to a lesser degree, factors such as leadership and contribution to strategy development, as determined by the compensation committee. The compensation committee has engaged FPL to develop an updated “pay for performance” management program for senior management which will be based on factors such as the achievement of specified goals set forth in the Company’s business plan from time to time, targeted leasing objectives, actual Company performance compared to budgets and other similar performance measures.

      Stephen J. Nardi was named Acting Chairman of the Board on April 8, 2002 and Chairman of the Board on May 31, 2002. Through November 2002, Mr. Nardi was compensated under a consulting agreement entered into with the Company at the Company’s initial public offering in November 1997. Effective as of November 2002, the consulting agreement between Mr. Nardi and the Company was mutually terminated and Mr. Nardi became a full-time employee. Mr. Nardi’s base salary is $400,000 per year and the board of trustees has approved in January 2004 an annual bonus of $400,000 for Mr. Nardi for calendar year 2003. Each component of the foregoing compensation package for Mr. Nardi, which is unchanged from 2003, was set at approximately the median for the Company’s peer group as previously determined by FPL and approved by the compensation committee.

      The compensation committee did not approve any salary increases for 2004 or any long-term incentive awards for 2004. The compensation committee currently intends to continue to award salary increases and other awards, if any, effective in December or January of each year, based on performance during the prior year.

Internal Revenue Service Code Provisions

      The Internal Revenue Code of 1986, limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company’s policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 2003. Based upon the Treasury Regulations promulgated under the Code, bonuses payable to the Company’s executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the share incentive plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company’s shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

COMPENSATION COMMITTEE

Douglas Crocker II
Ray H. D’Ardenne
Jacque M. Ducharme
Daniel A. Lupiani
Christopher J. Nassetta

PERFORMANCE GRAPH

      The following performance graph compares the Company’s performance to the Standard and Poors’ 500 Stock Index (the “S&P 500 Index”) and the National Association of Real Estate Investment Trusts’ Equity Index (the “NAREIT Equity Index”). Share price performance for years ended December 31, 1999, 2000, 2001, 2002 and 2003 is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Company	$100.00	$109.95	$113.83	$78.89	$39.40	$53.59
NAREIT	100.00	95.38	120.53	137.32	142.57	195.51
S&P 500	100.00	119.53	107.41	93.40	71.57	90.46

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and trustees, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the NYSE. Officers, trustees and beneficial owners of more than ten percent of the Company’s equity securities are required by SEC regulations to furnish the Company with copies of all such forms which they file.

      Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2003, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required to be filed by those persons, to the Company’s knowledge, no transactions were reported late during the year ended December 31, 2003.

Certain Relationships and Related Transactions

      Transactions with The Prime Group, Inc. The Company has an option to purchase a parking garage located at 300 North LaSalle Street in Chicago from The Prime Group, Inc. (“PGI”) (an affiliate of Mr. Michael W. Reschke, a former trustee of the Company) which option has approximately three and one-half years remaining on its term. 300 North LaSalle Street contains approximately 58,000 square feet of land suitable for development. The Company has an option to purchase the property at 95% of its then fair market value.

      The Company also has approximately nine and one-half years remaining on a right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois, previously owned by an affiliate of PGI. The right of first offer will apply to the extent the owner of the land determines that a parcel will be utilized for the construction of an office or industrial facility to be owned and leased to third parties by such owner or held by such owner for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender. The option and right of first offer may be exercised only with the approval of the Company’s independent trustees.

      PGI leased 22,620 square feet of space at 77 West Wacker Drive, an office building owned by one of the Company’s unconsolidated real estate joint ventures in which the Company owns a 50% common ownership interest. PGI’s lease was to expire October 31, 2007 with an option, effective April 30, 2002, to terminate the lease upon six months written notice. As of July 31, 2003, PGI owed the unconsolidated real estate joint venture $393,902 representing past due rent and related operating expense reimbursements. PGI was subsequently charged rent for the months of August and September. In connection with the past-due rent, the parties entered into an amendment to PGI’s lease pursuant to which rent ceased to accrue as of October 1, 2003 and PGI (i) paid two months rent to the landlord for August and September 2003, (ii) conveyed its trade fixtures and certain office furniture to the landlord in satisfaction of its remaining rent obligation, and (iii) agreed to vacate the premises at any time in the future upon 45 days notice from landlord, which notice has since been served by landlord. Three months of the past-due rent was paid in connection with the advisory fee referenced below. PGI vacated the premises as of February 8, 2004.

      In connection with the admission of a new 70% joint venture partner to the joint venture that owns the 1,497,472 square foot Bank One Center office building in Chicago, Illinois, the Company entered into certain agreements with affiliates of PGI, providing for a total of $1,000,000 of compensation in connection with certain advisory services performed in connection with the transaction. These agreements consisted of (i) a letter agreement providing for a $261,733 advisory fee relating to such transaction, (ii) an amendment to the PGI Environmental Indemnity discussed below providing that we would pay the first $500,000 of any costs incurred in connection with the environmental clean-up and related litigation and (iii) our agreement to pay $238,267 to the Company’s joint venture affiliate owning the 77 West Wacker Drive property representing three (3) months past-due rent owed by PGI for space it was leasing at the building at the time.

      The Company is aware of environmental contamination at certain of its older industrial properties contributed to the Company as an equity contribution by PGI during the Company’s initial public offering. As discussed above, on March 25, 2003, the Company and one of PGI’s affiliates entered into an amendment to the environmental remediation and indemnity agreement previously entered into by PGI and the Company in November 1997 (as so amended, the “PGI Environmental Indemnity”). Pursuant to the existing agreement, PGI has agreed to indemnify the Company against certain environmental liabilities related to the Company’s Chicago, Hammond and East Chicago Enterprise Center industrial parks. The existing agreement also provides that PGI is entitled to use the proceeds, if any, from certain pending litigation by the Company against third parties relating to these environmental liabilities. The amendment to the agreement provides, among other things, that all of the proceeds from the litigation will not be funded to PGI or its affiliate, but instead that if any proceeds are recovered in connection with the litigation, sufficient proceeds (if recovered) will instead be placed in an escrow to be used to fund the environmental remediation costs. As discussed above, upon the closing of the admission of a new 70% joint venture partner to the Company’s subsidiary that owns Bank One Center, we retained $500,000 of the $1,000,000 of compensation due PGI, which will be applied to pay certain environmental costs at these industrial properties. PGI’s responsibility under the agreement was correspondingly reduced by $500,000. As of December 31, 2003 a total of approximately $300,000 of these costs have been paid.

      Tax Indemnification Agreements. The operating partnership entered into a tax indemnification agreement with certain principals affiliated with Edward S. Hadesman, a former executive officer, which contributed properties to the Company during its initial public offering (the “IBD Contributors”). Under the agreement, the Company is required to indemnify the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Company of the liabilities associated with the properties they contributed or the sale or other disposition by the Company of the properties they contributed. Under the terms of the agreement, the Company will indemnify the IBD Contributors for certain income tax liabilities based on income or gain which the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of such an event. This indemnity covers these income taxes, interest and penalties and is required to be made on a “grossed up” basis that effectively results in the IBD Contributors receiving the indemnity payment on a net, after-tax basis. The percentage of the applicable tax liabilities of the IBD Contributors that the Company is required to indemnify was 50% for the taxable year ending on December 31, 2003, and declines by 10% each year thereafter until December 31, 2007. The Company is not required to indemnify the IBD Contributors for income taxes associated with income or gain realized by them after the taxable year ended December 31, 2007. The Company estimates its maximum possible exposure under this agreement at March 31, 2004 is approximately $2.8 million.

      The Company entered into a tax indemnification agreement with certain principals affiliated with Mr. Nardi (the “NAC Contributors”) who contributed properties to the Company during its initial public offering. Under the agreement, the Company is required to indemnify the NAC Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Company of the liabilities associated with the properties they contributed or the sale or other disposition by the Company of the properties they contributed. Under the terms of the agreement, the Company will indemnify the NAC Contributors for certain tax liabilities based on income or gain which the NAC Contributors are required to include in their gross income for federal, applicable state and certain local income tax purposes as a result of such an event. The percentage of the applicable tax liabilities of the NAC Contributors subject to indemnification by the Company will be reduced by 10% per year over the 10-year term of the tax indemnification agreement. This indemnity covers these income taxes, interest and penalties and is required to be made on a “grossed up” basis that effectively results in the NAC Contributors receiving the indemnity payment on a net, after-tax basis. The percentage of the applicable tax liabilities which the Company is required to indemnify was 50% for the taxable year ended on December 31, 2003, and declines by 10% each year thereafter until December 31, 2007. The Company is not required to indemnify the NAC Contributors for income taxes associated with income or gain realized by them after the taxable year ended December 31, 2007. The Company estimates its maximum possible exposure under this agreement at March 31, 2004 is approximately $7.8 million.

      Other Transactions. On March 19, 2002, the Company entered into an agreement appointing Julien J. Studley, Inc. (“Studley”) as its exclusive agent to lease space on its behalf related to the Company’s obligation to reimburse Citadel Investment Group, L.L.C. (“Citadel”) for certain obligations under Citadel’s prior lease upon Citadel’s execution of a lease at the Company’s Bank One Center property. Mr. Jacque M. Ducharme, one of the Company’s trustees, is the Vice Chairman Western Region and Director of Studley. Studley earned commissions of approximately $100,000 and $200,000 for services provided to the Company in 2003 and 2002, respectively. The term of this agreement expired on September 30, 2003. The Company has been advised by Mr. Ducharme that he did not receive any portion of the commissions under this agreement other than compensation he may receive or may have received based on the general profitability of Studley.

      In addition, Studley was engaged by a third-party as a tenant broker in connection with the tenant’s search for office space in Chicago. This search for space resulted in the third-party signing a lease in 2004 at a property owned by an unconsolidated joint venture in which the Company has an interest. Studley earned commissions of approximately $671,000 in connection with this transaction. The Company was not involved in the selection of Studley by the third-party as its broker, and the Company has been advised by Mr. Ducharme that he did not receive any portion of the commissions in connection with this transaction, other than compensation he may receive based on the general profitability of Studley.

      As of December 31, 2003, the Company has a receivable of approximately $900,000 from Mr. Nardi and certain of his affiliates, representing rent receivable on the Company’s 1051 Kirk Road property due under a master lease agreement with the Company for the period from October 2001 through March 31, 2003. Payments of rent per the agreement are to be deducted from common unit distributions made to Mr. Nardi and his affiliates. Because there were no common unit distributions for this period, no payments were applied to the outstanding balance and rent continued to accrue under the master lease at the rate of approximately $48,000 per month until March 31, 2003, the date on which the master lease expired.

      Martha A. Rendino, a Manager, Application Support, for the Company, is the spouse of Roy P. Rendino, the Company’s Senior Vice President—Finance and Chief Accounting Officer. In 2003, Ms. Rendino was paid $129,878, which included a bonus of $15,000. Mr. Rendino is not involved in decisions pertaining to Ms. Rendino’s compensation.

      Governor James R. Thompson, one of the Company’s trustees whose term of office ended on May 23, 2003, is Chairman of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company. Winston & Strawn LLP earned fees of approximately $1,100,000 for legal services provided to the Company in 2003.

Code of Ethics

      The Company has adopted a code of ethics that applies to all employees, including but not limited to our Chairman of the Board (our principal executive officer), Executive Vice President and Chief Financial Officer (our principal financial officer) and Senior Vice President—Finance and Chief Accounting Officer (our principal accounting officer), and other persons that may perform similar functions from time to time. Our code of ethics is published on our website at www.pgrt.com. In the event that any future amendment to, or waiver from, a provision of our code of ethics would otherwise require disclosure under Item 10 of Form 8-K, the Company intends to satisfy that disclosure requirement by posting such amendment or waiver on its website.

      In addition to the code of ethics, our governance guidelines and the charters of our board’s audit, compensation and governance and nominating committees are also available on our website at www.pgrt.com, and are available in print, along with our code of ethics, to any shareholder who requests them from our investor relations representative c/o Prime Group Realty Trust, Investor Relations Representative, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

Shareholder Proposals for the 2005 Annual Meeting

      Proposals of shareholders intended to be presented at the Company’s 2005 annual meeting must be received by the Company at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, Attention: General Counsel, on or prior to December 30, 2004 to be eligible for inclusion in the Company’s proxy statement and form of proxy to be used in connection with the 2005 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2005 annual meeting any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

      In accordance with the Company’s bylaws, in order to be properly brought before the 2005 annual meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to James F. Hoffman, Secretary of the Company at Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, not less than 60 no more than 90 days prior to the first anniversary of the date of this year’s annual meeting to be held on June 4, 2004. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 6, 2005 and no later than April 5, 2005 to be properly brought before the 2005 annual meeting.

Other Business

      The board of trustees knows of no business that will be presented for consideration at the meeting other than the matters described in this proxy statement. If any other matter should be presented at the meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

James F. Hoffman,
Secretary

Chicago, Illinois

April 28, 2004

APPENDIX A

PRIME GROUP REALTY TRUST

Audit Committee Charter

Purpose of the Committee

      The Audit Committee (the “Committee”) is a committee of the Board of Trustees (the “Board”). Among other things, the Committee is responsible for oversight of the Company’s independent auditor and internal auditor, as applicable, who shall report directly to the Committee. The Committee shall assist the Board in undertaking and fulfilling its responsibilities in monitoring (i) the Company’s financial reporting process, (ii) the integrity of the financial statements of the Company, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independence and qualifications of the Company’s independent and internal auditors, as applicable, and (v) the performance of the Company’s independent and internal auditors, as applicable. The Committee shall report regularly to the Board. The Committee shall prepare all reports concerning this Charter and the activities of the Committee required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, Inc. (the “NYSE”), as applicable. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisors as it determines is necessary to carry out its duties. The Company shall provide funding required by the Committee to discharge its responsibilities, including the payment of fees and expenses of the Company’s independent and internal auditors, as applicable, and fees and expenses of other advisors and consultants retained by the Committee pursuant to this Charter.

Membership of the Committee

      The Committee shall consist of three or more trustees, each of whom, in the judgment of the Board, meets the independence requirements of law, rules and regulations applicable to the Company, including the provisions of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the SEC and requirements of the NYSE, each as in effect from time to time. Each member of the Committee shall be financially literate, as determined by the Board. It is the Company’s intention that at least one member of the Committee shall, in the judgment of the Board, have the requisite accounting or financial management expertise to qualify as a “financial expert,” as defined in Section 10A of the Exchange Act and the rules of the SEC.

      Committee members shall not serve on the audit committees of more than two additional public companies during the period of their respective service on the Committee, unless the Board determines that such simultaneous service on the audit committees of more than three public companies would not impair the ability of such member to effectively serve on the Committee.

Powers and Responsibilities of the Committee

      The powers and responsibilities of the Committee are set forth below. These are in addition to powers and responsibilities that the members of the Committee may have as trustees of the Company or as members of other committees of the Board. The Company’s management and independent auditor are responsible for the planning and conduct of the annual audit of the Company’s financial statements and determining that the Company’s financial statements are complete and accurate and prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”); such function is not the responsibility of the Committee.

      The Committee shall:

Relationship with the Company’s Independent Auditor and Internal Auditors

1. Retain and terminate the Company’s independent auditor (subject in the judgment of the Committee to shareholder ratification). The independent auditor shall report directly to the Committee.

2. Review with the independent auditor the scope and terms of the prospective annual audit (or other audit, review or attest services for the Company) and approve in advance the estimated fees therefor, and such other matters pertaining to the annual audit (or other audit, review or attest services for the Company) as the Committee may deem appropriate.

3. Approve the retention of the independent auditor for any non-audit service that is not a prohibited service and the fee for such non-audit service.

4. Review a report by the independent auditor at least annually, describing the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and all relationships between the independent auditor and the Company which may relate to the independent auditor’s independence.

5. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditor’s independence.

6. Review with the independent auditor, to the extent the independent auditor determines it is appropriate to call to the attention of the Committee, any communications between the Company’s audit team and the independent auditor’s national office regarding auditing or accounting issues presented by the engagement, including matters of audit quality and consistency.

7. Evaluate the lead audit partner of the independent auditor on the engagement, and ensure that the lead audit partner is rotated every five years.

Audit Oversight

8. Meet with the independent auditor prior to the annual audit to review the scope, planning and staffing of the audit.

9. Obtain from the independent auditor assurance of compliance with applicable independence requirements.

10. Review with the independent auditor the matters required to be discussed by AICPA Statement on Auditing Standards No. 61 relating to the conduct of the audit.

11. Review with the independent auditor any problems or difficulties the auditor may have encountered and management’s response and any management or internal control letter provided by the auditor and the Company’s response to that letter. Such review should include:

•	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreement with management;

•	Any accounting adjustments that were noted or proposed by the independent auditor but were “passed;”

•	Any changes required in the planned scope of the internal audits; and

•	The internal auditor’s scope of services, staffing and related fees, if applicable.

12. Resolve disagreements between management and the independent auditor regarding financial reporting.

13. Set clear hiring policies for employees or former employees of the independent auditor.

Review of Periodic Statements and Disclosures

14. Review with management and the independent auditor the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s reviews of financial statements, and review the financial statements for inclusion in the Company’s periodic filings with the SEC.

15. Review analyses prepared by management and the independent auditor of significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of any significant changes in the Company’s selection or application of accounting principles, all critical accounting policies and practices used, any off-balance sheet financial structures, and the effect of alternative GAAP methods on the Company’s financial statements, and of non-GAAP financial measures or information, including the use of “pro forma” or “adjusted” financial data included in financial reporting.

16. Review matters that have come to the attention of the Committee through reports of management, legal counsel and others, that relate to the status of compliance and anticipated future compliance with laws, regulations, internal policies and controls, and that may be expected to be material to the Company’s financial statements.

17. Review with management and the independent auditor the potential effect of regulatory and accounting initiatives on the Company’s financial statements.

18. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

19. Review with management the Company’s earnings press releases, as well as earnings guidance, if any, provided to analysts and ratings agencies. Such review may be done generally (consisting of reviewing the types of information to be disclosed and the types of presentations to be made) and, at the discretion of the Committee, need not be in advance of each earnings release or each instance in which the Company provides earnings guidance, if any.

Review of Controls

20. Review and discuss with management, and the independent auditor and internal auditor (as applicable), the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements.

21. Review management’s certification of disclosure controls and procedures and internal controls for financial reporting.

22. Review, at least annually, the then current and future scope of work of the Company’s internal auditor, as applicable, including any procedures for implementation of accepted recommendations made by the internal auditor; and review summaries of any formal audit reports issued by the internal auditor.

23. Review the appointment and replacement of the internal auditor, as applicable.

24. Review with the Company’s internal auditor, as applicable, the adequacy of disclosures of insider and affiliated party transactions.

25. Review policies with respect to major risk assessment and risk management and review with management the steps taken to monitor and control such exposures.

Ongoing Policies

26. Review reports from management, the independent auditor and internal auditor (if applicable) that the Company is in compliance with applicable legal requirements and the Company’s Code of Ethical Conduct. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethical Conduct.

27. Establish procedures for the (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, each as required by applicable laws, rules and regulations. Set guidelines for a “whistle-blowing” policy for the Company that would (i) establish procedures to facilitate the reporting of information by an employee who observes or becomes aware of unlawful workplace conduct or conduct that may be harmful to the Company and (ii) provide protection to an employee who reports such information.

Committee Activities

28. Conduct an annual performance evaluation of the Committee.

29. Review annually this Charter in light of the operations and responsibilities of the Committee.

30. Undertake such additional activities within the scope of its functions as the Committee may from time to time determine or as may otherwise be required by law, the Company’s charter, its bylaws or the Board.

Meetings of the Committee

      The Committee shall meet as often as it determines is necessary to fulfill its responsibilities, but not less frequently than quarterly. The Committee shall meet periodically and separately from management with the independent auditor and internal auditor. As permitted in Section 4.4 of the Company’s bylaws, any participant in any Committee meeting or review referred to above may participate by telephone conference.

Charter Amendment

      This Charter may be amended only by the affirmative vote of a majority of the Members of the Board.

Miscellaneous

      The Company shall indemnify each member of the Committee against any liability or expense actually or reasonably incurred by such person in respect thereof to the extent provided in Section 9.1 of the Company’s bylaws, Section 6 of the Company’s charter, and elsewhere in the Company’s organizational documents.

      The contents of this Charter are not soliciting material, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Charter is first included in the Company’s annual proxy statement filed with the SEC and irrespective of any general incorporation language contained in such filing.

APPENDIX B

PRIME GROUP REALTY TRUST

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, JUNE 4, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Stephen J. Nardi and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this Proxy Card, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Friday, June 4, 2004 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

Comments/Change of address:

(Please See Reverse Side)

FOLD AND DETACH HERE

PRIME GROUP REALTY TRUST

PLEASE MARK YOUR VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

			For	Withhold	For All
			All	All	Except

1.	Election of two Class I Trustees for a term of three years

	Nominee:	Jacque M. Ducharme	☐	☐	☐
Daniel A. Lupiani

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004		☐	☐	☐

Dated: , 2004

Signature(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment(s) or postponement(s) thereof.

FOLD AND DETACH HERE

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.